500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE
FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
(302) 571-6833
January 23, 2009	sfowle@wsfsbank.com

Media Contact: Stephanie A. Heist
(302) 571-5259
sheist@wsfsbank.com

WSFS COMPLETES CPP ISSUANCE

Already rated well-capitalized, additional capital will provide more opportunity to help strengthen WSFS communities

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced that it has completed the sale of its senior preferred stock totaling $52,625,000 million to the U.S. Department of the Treasury under it’s Capital Purchase Program (CPP).

In the transaction, the U.S. Treasury purchased 52,625 shares of newly issued WSFS Financial Corporation senior preferred stock with an aggregate liquidation preference of $52,625,000 million and an initial annual dividend of 5%. U.S. Treasury also received warrants to purchase 175,105 shares of WSFS common stock at an exercise price of $45.08 per share.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.3 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

# # #